EXHIBIT 4.1

THIS OFFER EXPIRES AT 5:00 P.M. NEW YORK CITY TIME, SEPTEMBER 7, 2006*

MOTIENT CORPORATION

Subscription Certificate

Motient Corporation (the “Company”) granted to its stockholders of record (the “Record Date Stockholders”), as of the close of business on December 17, 2004 (the “Record Date”), non-transferable rights (“Rights”) on the basis of one Right for each whole share of common stock, of the Company (“Share”) held on the Record Date, generally entitling the holders thereof to subscribe for new shares (the “Shares”) at a rate of .103 new Shares for each one Right held. The Company shall not issue more than 2.5 million shares under this offering. In the event that the Company received valid subscriptions for more than 2.5 million shares, the number of shares issued will be reduced on a pro rata basis so that the total number of shares issued will total 2.5 million shares. Only holders of record that did not participate in the November 12, 2004 private placement of the Company’s Common Stock are eligible to participate in this rights offering. Affiliates and/or related parties of those that participated in the November 12, 2004 private placement are also excluded from participation. The terms and conditions of the rights offer (the “Offer”) are set forth in a Prospectus dated August 8, 2006 (the “Prospectus”), which is incorporated into this certificate by reference. The owner of this Subscription Certificate is entitled to the number of Rights and is entitled to subscribe for the number of Shares shown on this Subscription Certificate. Capitalized terms not defined herein have the meanings attributed to them in the Prospectus. The Company will not offer or sell in connection with the Offer any Shares which are not subscribed for pursuant to this offering.

SAMPLE CALCULATION

FOR A RECORD DATE STOCKHOLDER WHO OWNS 1000 SHARES

No. of Shares owned on the Record Date 1000 x 1 = 1000 Rights (one Right for every Share held on the Record Date)

No. of Rights issued on the Record Date 1000 * .103 = 103 new Shares (if the Rights are fully exercised).

THE RIGHTS ARE NON-TRANSFERABLE

The Rights are non-transferable and may not be transferred or sold. The Rights will not be admitted for trading on any stock exchange. The shares provided to Record Date Stockholders who exercise their Rights will not be listed for trading on any stock exchange. Our common stock is currently quoted on the Pink Sheets under the symbol “MNCP.”

SUBSCRIPTION PRICE

The Subscription Price is $8.57 per Share.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST EITHER (i) COMPLETE AND SIGN THIS SUBSCRIPTION CERTIFICATE ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED TOGETHER WITH PAYMENT OF AN AMOUNT EQUAL TO THE SUBSCRIPTION PRICE MULTIPLIED BY THE TOTAL NUMBER OF SHARES FOR WHICH YOU HAVE SUBSCRIBED, OR (ii) PRESENT A PROPERLY COMPLETED NOTICE OF GUARANTEED DELIVERY TO THE SUBSCRIPTION AGENT, COMPUTERSHARE TRUST COMPANY, N.A., TOGETHER WITH PAYMENT OF AN AMOUNT EQUAL TO THE SUBSCRIPTION PRICE MULTIPLIED BY THE TOTAL NUMBER OF SHARES FOR WHICH YOU HAVE SUBSCRIBED, IN EITHER CASE BEFORE 5:00 P.M. NEW YORK CITY TIME PRIOR TO SEPTEMBER 7, 2006, OR SUCH LATER DATE AS MAY BE DETERMINED BY THE COMPANY (“EXPIRATION DATE”).

Full payment of the Subscription Price per Share for all Shares subscribed for must accompany this Subscription Certificate and must be made payable in United States dollars by money order or check drawn on a bank or branch located in the United States payable to Motient Corporation. No third-party checks will be accepted. Because uncertified personal checks may take several business days to clear, we recommend you pay, or arrange for payment, by means of certified or cashier’s check or money order. Alternatively, if a Notice of Guaranteed Delivery is used, the Notice of Guaranteed Delivery and full payment must be received by the Subscription Agent no later than 5:00 P.M. on the Expiration Date and a properly completed and executed Subscription Certificate as described in such Notice must be received by the Subscription Agent no later than 5:00 P.M., New York City time, on the third business day after the Expiration Date, unless, in each case, the Offer is extended by the Company. For additional information, see the Prospectus. Certificates for the Shares acquired will be delivered to subscribers who requested certificates promptly after the expiration of the Offer and after full payment for the Shares subscribed for has been received and cleared.

* Unless extended by the Company

Control #:

Number of Rights Issued:

Maximum Eligible Shares under Subscription:

(continued on back)

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

SECTION 1: OFFERING INSTRUCTIONS (check the appropriate boxes) IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT ☐ I apply for ALL of my entitlement of new Shares	_______________ (no. of new Shares)	x $8.57 = (per share)	$ ____________
IF YOU DO NOT WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT ☐ I apply for	_______________ (no. of new Shares)	x $8.57 = (per share)	$ ____________
Amount of check or money order enclosed			$ ____________
IF YOU DO NOT WISH TO EXERCISE YOUR RIGHTS TO SUBSCRIBE: Please disregard this mailing.

SECTION 2: SUBSCRIPTION AUTHORIZATION

I acknowledge that I have received the Prospectus for this Offer and I hereby irrevocably subscribe for the number of Shares indicated above on the terms and conditions specified in the Prospectus.

I hereby agree that if I fail to pay in full for the Shares for which I have subscribed, the Company may exercise any of the remedies set forth in the Prospectus.

I hereby represent and warrant to Motient Corporation that neither I, nor any Affiliate (as such term is defined in the Securities Exchange Act of 1934, as amended) of mine, purchased shares in the November 12, 2004 Private Placement of Motient Corporation common stock.

Signature of Subscriber(s)

__________________________________________________________________________

(and address if different than that listed on this Subscription Certificate*)

__________________________________________________________________________

__________________________________________________________________________

Telephone number (including area code) ___________________________________________

* If you want to have your Shares delivered to an address other than that listed on this Subscription Certificate you must have a Medallion Signature Guarantee. Appropriate signature guarantors include: banks and savings associations, credit unions, member firms of a national securities exchange, municipal securities dealers and government securities dealers. Please provide the delivery address above and note if it is a permanent change.

Please complete all applicable information and return to:

COMPUTERSHARE TRUST COMPANY, N.A.

By First Class Mail	By Express Mail or Overnight Courier
Computershare	Computershare
Attn: Corporate Actions	Attn: Corporate Actions
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Any questions regarding this Subscription Certificate and the Offer may be directed to the Information Agent, Georgeson, Inc., toll free at (866) 821-2550.